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               February 8, 2021

       Suying Liu
       Chief Executive Officer
       Mountain Crest Acquisition Corp.
       311 West 43rd Street, 12th Floor
       New York, New York 10036

                                                        Re: Mountain Crest
Acquisition Corp.
                                                            Proxy Statement on
Schedule 14A
                                                            Filed November 9,
2020
                                                            File No. 001-39312

       Dear Mr. Liu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




               Sincerely,


               Division of Corporation Finance

               Office of Trade & Services
       cc:                                              Tahra Wright